Exhibit 99.1

Innovus Pharma Signs Exclusive Marketing Sales and Distribution Agreement with Tramorgan Limited to Market and Distribute Sensum+™ in the United Kingdom

-Innovus Pharma Eligible to Receive up to $44 Million in
Sales Milestone Payments based on Tramorgan’s Cumulative
Sales plus 50% Royalties on Its Net Sales

San Diego, Calif., September 18, 2014  –  Innovus Pharmaceuticals, Inc., (“Innovus Pharma”) www.innovuspharma.com (OTC: BB: INNV) announced today that it has entered into an exclusive marketing and distribution agreement with Tramorgan Limited, a British company (“Tramorgan”) under which Innovus Pharma has granted to Tramorgan an exclusive marketing sales and distribution right to market and sell Innovus Pharma’s  topical  consumer care product to increase penile sensitivity, Sensum+™ in the United Kingdom (“UK”). The agreement has an initial term of December 31, 2016 and can be extended thereafter for a twenty-four month period if Tramorgan has reached certain aggregate sales milestones.  Pursuant to the agreement, Innovus Pharma is eligible to receive (a) up to $44 million dollars in sales milestone payments based on Tramorgan’s attainment of certain levels of cumulative gross sales amounts plus (b) fifty percent (50%) royalties based on Tramorgan’s net sales after distribution costs in the UK.  The product will be available in 10ml multi-dose dispenser and single use packets.

 “This is our second international partnership for Sensum+™ and our first one in Europe for this product. Tramorgan is a leader in government health sales and has extensive connections into the UK market both on the retail side and online,”  said Dr. Bassam Damaj, Ph.D., President & CEO of Innovus Pharma.

“This partnership is our entry into the European market for Sensum+™ as we continue our quest to make our products available in a minimum of 40 countries by the end of 2015. ”, continued Dr. Damaj.

“We are pleased to be commercializing Sensum+™ in the UK,” says Heather Crawford, Director of Tramorgan. “Sensum+™ is a very unique and patented product with extensive clinical use data in many patient populations and we see a great market for it in the UK ” continued Ms. Crawford.

About Sensum+™ and Reduced Penile Sensitivity

Sensum+™ is a proprietary daily-use topical cream specifically designed to increase sensation in the penis. Sensum+™ is a blend of essential botanical oils and other FDA-GRAS (generally recognized as safe) ingredients and is intended to be part of a man’s daily grooming regimen. Sensum+™ works by making the skin more sensitive with the continuous use of the products and it is packaged in a proprietary 10ml airless metered dosing pen for ease and accuracy of dosing.   For more information visit www.Sensumplus.com, or www.Sensumplus.co.uk for UK customers.

Reduced Penile Sensitivity (“RPS”) results from a gradual loss of penile sensitivity over time.  RPS is observed in diabetic patients, patients suffering from multiple sclerosis, and 20% of patients undergoing hernia surgery and circumcised men.

About Tramorgan Limited.

Tramorgan is a UK based company with many years of experience in assisting European and global pharmaceutical companies to expand and deliver their products to markets in Europe and other countries. Tramorgan specializes in niche products that require specialist knowledge and market expertise in obtaining sales through the UK NHS hospital market, as well as OTC and other medical channels.  The Company provides advice to healthcare organizations, universities and other commercial operations, wishing to develop or spin out unique pharmaceutical product portfolios or innovations and commercialize them for competitive international markets.

For more information about Tramorgan, please contact Heather Crawford at hc@tramorgan.co.uk.com.

About Innovus Pharmaceuticals, Inc.

Innovus Pharmaceuticals, Inc. (OTCQB:INNV), located in San Diego, California, is an emerging pharmaceuticals company that delivers safe, innovative and effective non-prescription over-the counter medicine and consumer care products to improve men and women’s health and vitality. Our products are marketed in the United States and Canada via retailers and on the web. The Company also details its products to urologists, gynecologists and sex therapists either directly in the United States or through commercial partners, ex-US.  Its current product portfolio is comprised of Zestra® (for female arousal, desire and satisfaction), EjectDelay™ (for premature ejaculation), Sensum+™ (for reduced penile sensitivity) and Zestra Glide® (A high viscosity low molarity female water based lubricant). For more information, go to www.innovuspharma.com; www.ejectdelay.com; www.zestra.com; www.sensumplus.com.

Innovus Pharma’s Forward-Looking Safe Harbor Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, receiving patent protection for any of its products, to receive approval or meet the requirements of any relevant regulatory authority, to successfully commercialize such products and to achieve its other development, commercialization and financial goals, whether Tramorgan will be able to successfully market and sell Sensum+™ in the United Kingdom.  Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.

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Innovus Pharma Contact:
Kevin Holmes
Chesapeake Group
info@chesapeakegp.com
T: 410-825-3930